VMTP Purchase Agreement

Neuberger Berman New York Intermediate Municipal Fund Inc.
as Issuer

and

Banc of America Preferred Funding Corporation
as a Purchaser

and

Blue Ridge Investments, L.L.C.
as a Purchaser

July 2, 2014
CONTENTS
Page

ARTICLE I DEFINITIONS 1

1.1	Incorporation of Certain Definitions by Reference	5

ARTICLE II PURCHASE AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEE 5

2.1	Purchase and Transfer of the VMTP Shares	5
2.2	Fees	6
2.3	Operating Expenses	6
2.4	Additional Fee for Failure to Comply with Reporting Requirement or Registration Rights Failure	6

ARTICLE III CONDITIONS TO EFFECTIVE DATE 7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE ISSUER 8

4.1	Existence	8
4.2	Authorization; Contravention	8
4.3	Binding Effect	8
4.4	Financial Information	8
4.5	Litigation	9
4.6	Consents	9
4.7	Placement of VMTP Shares	9
4.8	Complete and Correct Information	10
4.9	1940 Act Registration	11
4.10	Effective Leverage Ratio; Asset Coverage	11
4.11	Credit Quality	11
4.12	Due Diligence	11
4.13	Certain Fees	11
4.14	Eligible Assets	11

ARTICLE V REPRESENTATIONS AND WARRANTIES  OF THE PURCHASERS 12

5.1	Existence	12
5.2	Authorization; Contravention	12
5.3	Binding Effect	12
5.4	Own Account	12
5.5	Litigation	12
5.6	Consents	13
5.7	Purchaser Status	13
5.8	Experience of Each Purchaser	13
5.9	General Solicitation	13
5.10	Certain Transactions	13
5.11	Access to Information	13
5.12	Due Diligence	13
5.13	Certain Fees	14

ARTICLE VI COVENANTS OF THE ISSUER 14

6.1	Information	14
6.2	No Amendment or Certain Other Actions Without Consent of the Purchasers	16
6.3	Maintenance of Existence	16
6.4	Tax Status of the Issuer	16
6.5	Payment Obligations	16
6.6	Compliance With Law	16
6.7	Maintenance of Approvals: Filings, Etc.	17
6.8	Inspection Rights	17
6.9	Litigation, Etc.	17
6.10	1940 Act Registration	17
6.11	Credit Quality	17
6.12	Maintenance of Effective Leverage Ratio	18
6.13	Redemption and Paying Agent	18
6.14	Cooperation in the Sale of the VMTP Shares	18
6.15	Use of Proceeds	18
6.16	Securities Depository	19
6.17	Future Agreements	19
6.18	Eligible Assets	19
6.19	Placement of VMTP Shares	19

ARTICLE VII MISCELLANEOUS 19

7.1	Notices	19
7.2	No Waivers	21
7.3	Expenses and Indemnification	21
7.4	Amendments and Waivers	23
7.5	Successors and Assigns	23
7.6	Term of this Agreement	23
7.7	Governing Law	24
7.8	Waiver of Jury Trial	24
7.9	Counterparts	24
7.10	Beneficiaries	24
7.11	Entire Agreement	24
7.12	Relationship to the Articles Supplementary	24
7.13	Confidentiality	24
7.14	Severability	25
7.15	Consent Rights of the Majority Participants to Certain Actions	25

SCHEDULE 1	DESCRIPTION OF VMTP SHARES
SCHEDULE 2 EXHIBIT A:	LIST OF ELIGIBLE SPONSORS FORMS OF OPINIONS OF COUNSEL FOR THE ISSUER	A-1
EXHIBIT A-1:	FORM OF CORPORATE AND 1940 ACT OPINION	A-1-1
EXHIBIT A-2:	FORM OF TAX OPINION	A-2-1
EXHIBIT B:	ELIGIBLE ASSETS	B-1
EXHIBIT C:	TRANSFEREE CERTIFICATE	C-1
EXHIBIT D:	INFORMATION TO BE PROVIDED BY THE ISSUER	D-1
VMTP PURCHASE AGREEMENT dated as of July 2, 2014 (the “Agreement”) among NEUBERGER BERMAN NEW YORK INTERMEDIATE MUNICIPAL FUND INC., a closed-end management investment company organized as a Maryland corporation, as issuer (the “Issuer”); BANC OF AMERICA PREFERRED FUNDING CORPORATION, a Delaware corporation, including its successors by merger or operation of law or transfer of the VMTP Shares (as hereinafter defined) (the “BoAPFC Purchaser” or a “Purchaser”); and BLUE RIDGE INVESTMENTS, L.L.C., a Delaware limited liability company, including its successors by merger or operation of law  (the “Blue Ridge Purchaser” or a “Purchaser”), each as a purchaser of VMTP Shares hereunder (together, the “Purchasers”).

WHEREAS, the Issuer has authorized the issuance pursuant to the Articles Supplementary (as defined below) to the Purchasers of its Variable Rate Municipal Term Preferred Shares, Series A, as set forth on Schedule 1 hereto, which are subject to this Agreement (the “VMTP Shares”);

WHEREAS, the proceeds of the issuance of the VMTP Shares shall be used to redeem the Issuer’s outstanding auction market preferred shares (the “AMP Shares”) and for other corporate purposes;

WHEREAS, as an inducement to the Purchasers to purchase the VMTP Shares, the Issuer now desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Issuer and the VMTP Shares; and

WHEREAS, as an inducement to the Issuer to issue and sell the VMTP Shares, each Purchaser desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding such Purchaser and the VMTP Shares.

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

“Adviser” has the meaning set forth in the Articles Supplementary.

“Agreement” means this VMTP Purchase Agreement, dated as of July 2, 2014, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Agent Members” has the meaning set forth in the Articles Supplementary.

“Applicable Spread” has the meaning set forth in the Articles Supplementary.

“AMP Shares” has the meaning set forth in the preamble to this Agreement.

“Articles of Incorporation” means the Issuer’s Articles of Incorporation dated July 29, 2002, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Articles Supplementary” means the Articles Supplementary Creating and Fixing the Rights and Preferences of Variable Rate Municipal Term Preferred Shares, Series A, dated June 30, 2014, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Asset Coverage” means “asset coverage,” as defined for purposes of Section 18(h) of the 1940 Act, as amended, with respect to all outstanding senior securities of the Fund that are shares of stock for purposes of the 1940 Act, including all Outstanding VMTP Shares, determined on the basis of values calculated as of a time within 48 hours (only including Business Days) next preceding the time of such determination.

“Banks” has the meaning set forth in Section 2.1(b) of this Agreement.

“BoAPFC Purchaser” has the meaning set forth in the preamble to this Agreement.

“Blue Ridge Purchaser” has the meaning set forth in the preamble to this Agreement.

“Board of Directors” has the meaning set forth in the Articles Supplementary.

“Business Day” has the meaning set forth in the Articles Supplementary.

“Bylaws” means the Bylaws of the Fund as amended from time to time.

“Calculation Date” means the last Business Day of each calendar month.

“Code” has the meaning set forth in the Articles Supplementary.

“Common Shares” has the meaning set forth in the Articles Supplementary.

“Custodian” has the meaning set forth in the Articles Supplementary.

“Custodian Agreement” has the meaning set forth in the Articles Supplementary.

“Date of Original Issue” has the meaning set forth in the Articles Supplementary.

“Deposit Securities” has the meaning set forth in the Articles Supplementary.

“Derivative Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, repurchase transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any such Master Agreement.

“Designated Owner” has the meaning set forth in the Articles Supplementary.

“Dividend Payment Date” has the meaning set forth in the Articles Supplementary.

“Dividend Rate” has the meaning set forth in the Articles Supplementary.

“Due Diligence Process” means the process by which the Issuer and its agents have provided to the Purchasers and their agents certain agreements, documents and information concerning the Issuer and its affiliates in response to one or more requests made by the Purchasers or their agents or otherwise.

“Effective Date” means the Date of Original Issue of the VMTP Shares subject to the satisfaction or waiver of the conditions specified in Article III.

“Effective Leverage Ratio” has the meaning set forth in the Articles Supplementary.

“Electronic Means” has the meaning set forth in the Articles Supplementary.

“Eligible Assets” means the instruments described in Exhibit B to this Agreement, which may be amended from time to time with the prior consent of the Purchasers.

“Exchange Act” has the meaning set forth in the Articles Supplementary.

“Failure” has the meaning set forth in Section 2.4.

“Fee Rate” means initially 0.25% per annum, which shall be subject to increase by 0.25% per annum for each Week or part thereof in respect of which any Failure has occurred and is continuing.

“Fitch” has the meaning set forth in the Articles Supplementary.

“Force Majeure Exception” means any failure or delay in the performance of the Issuer’s reporting obligation pursuant to Section 2.4 arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunctions of utilities, computer (hardware or software), or communication services; accidents; acts of civil or military authority and governmental action.  The Issuer shall use commercially reasonable efforts to commence performance of its obligations during any of the foregoing circumstances.

“Gross-Up Payment” has the meaning set forth in the Articles Supplementary.

“Holder” has the meaning set forth in the Articles Supplementary.

The word “including” means “including without limitation.”

“Indemnified Persons” means, each Purchaser and its affiliates and directors, officers, partners, employees and control persons, entitled to indemnification by the Issuer under Section 7.3.

“Issuer” has the meaning set forth in the preamble to this Agreement.

“Liquidation Preference,” with respect to a given number of VMTP Shares, means $100,000 times that number.

“Majority Participants” means the Holder(s) of more than 50% of the Outstanding VMTP Shares.

“Managed Assets” means the Issuer’s average daily total assets minus liabilities other than the aggregate indebtedness entered into for purposes of leverage.  For the avoidance of doubt, outstanding tender option bond floaters, if any, in a tender option bond trust of which the Issuer owns the residual interest will be treated as indebtedness entered into for the purposes of leverage.

“Market Value” has the meaning set forth in the Articles Supplementary.

“Moody’s” has the meaning set forth in the Articles Supplementary.

“1940 Act” has the meaning set forth in the Articles Supplementary.

“NRSRO” has the meaning set forth in the Articles Supplementary.

“Neuberger Person” has the meaning set forth in the Articles Supplementary.

“Optional Redemption Premium” has the meaning set forth in the Articles Supplementary.

The word “or” is used in its inclusive sense.

“Outstanding” has the meaning set forth in the Articles Supplementary.

 “Person” has the meaning set forth in the Articles Supplementary.

Portfolio Reporting Date” has the meaning set forth in Section 6.1(o).

“Preferred Shares” has the meaning set forth in the Articles Supplementary.

“Purchase Price” means, in respect of the (i) 141 VMTP Shares sold to the BoAPFC Purchaser, U.S. $14,100,000 and (ii) 342 VMTP Shares sold to the Blue Ridge Purchaser, U.S. $34,200,000.

“Purchaser” and “Purchasers” have the meaning set forth in the preamble to this Agreement.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Rate Period” has the meaning set forth in the Articles Supplementary.

“Rating Agency” has the meaning set forth in the Articles Supplementary.

“Rating Agency Guidelines” has the meaning set forth in the Articles Supplementary.

“Redemption and Paying Agent” has the meaning set forth in the Articles Supplementary.

“Redemption and Paying Agent Agreement” has the meaning set forth in the Articles Supplementary.

“Registered Investment Company” has the meaning set forth in Section 2.1(b).

“Registration Rights Agreement” means the registration rights agreement dated as of July 2, 2014, entered into between the Issuer and the Purchasers with respect to the VMTP Shares.

“Registration Rights Failure” means any (i) failure by the Issuer to file a Registration Statement (as defined in the Registration Rights Agreement) with the Securities and Exchange Commission relating to such of the Registrable Securities (as defined in the Registration Rights Agreement, but excluding any that are properly excluded pursuant to Section 3.3(c) or (d) of the Registration Rights Agreement), which the Issuer has been properly requested to register under Section 3.1 of the Registration Rights Agreement within 30 calendar days (or, if the thirtieth calendar day shall not be a Business Day, the next succeeding Business Day) of the later of (a) the date on which the holders of such Registrable Securities are required to give written notice to the Issuer of their intent to register such Registrable Securities pursuant to Section 3.1 of the Registration Rights Agreement or (b) if properly exercised by the Issuer, the end of any deferral period specified in accordance with the provisions of Section 3.2 of the Registration Rights Agreement, or (ii) failure by the Issuer to reply to any written comments on such Registration Statement received by the Issuer from the staff of the Securities and Exchange Commission (it being understood that the reply referenced herein shall not require the Issuer to accept or agree with any comment, in whole or in part) within thirty (30) calendar days (or, if the thirtieth (30th)  calendar day shall not be a Business Day, the next succeeding Business Day) of receipt thereof by the Issuer.

“Related Documents” means this Agreement, the Articles of Incorporation, the Articles Supplementary, the Registration Rights Agreement, and the Bylaws.

“Reporting Failure” has the meaning set forth in Section 2.4.

“S&P” has the meaning set forth in the Articles Supplementary.

“Securities Act” has the meaning set forth in the Articles Supplementary.

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository agreed to by the Issuer and the Majority Participants that shall maintain a book-entry system with respect to the VMTP Shares.

“Term Redemption Date” has the meaning set forth in the Articles Supplementary.

“VMTP Shares” has the meaning set forth in the preamble to this Agreement.

“Week” means a period of seven consecutive calendar days.

“Written” or “in writing” means any form of written communication, including communication by means of telex, telecopier or electronic mail.

1.1 Incorporation of Certain Definitions by Reference

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the other Related Documents.

ARTICLE II

PURCHASE AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEE

2.1 Purchase and Transfer of the VMTP Shares

(a) On the Effective Date the BoAPFC Purchaser will acquire 141 of the VMTP Shares and the Blue Ridge Purchaser will acquire 342 of the VMTP Shares, sold on initial issuance in a transaction (which, based upon the representations of the Issuer and each Purchaser herein, is exempt from registration under the Securities Act), in each case, by payment of the relevant Purchase Price in immediately available funds to the Issuer through the account of its Custodian or its agent at the Securities Depository.

(b) Each Purchaser agrees that it may only make offers and sales of the VMTP Shares in compliance with the Securities Act and applicable state securities laws  (1)(i) to Persons that it reasonably believes are QIBs that are (a) registered closed-end management investment companies, the shares of which are traded on a national securities exchange, and registered open-end management investment companies, in each case that (X) are either sponsored or managed by an entity listed on Schedule 2 or any other entity that is controlled by, controlling or under common control with an entity listed on Schedule 2 and (Y) invest primarily in municipal obligations (each, a “Registered Investment Company”); (b) banks or entities that are 100% direct or indirect subsidiaries of banks’ publicly traded parent holding companies (collectively, “Banks”); or (c) insurance companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) to tender option bond trusts that are not covered funds under Section 13 of the Bank Holding Company Act of 1956, as amended, in which all investors are Persons that such Purchaser reasonably believes are QIBs that are Registered Investment Companies, Banks or insurance companies (or, in the case of a tender option bond trust in which an affiliate of the Purchaser retains a residual interest, an affiliate of the Purchaser that is a wholly owned direct or indirect subsidiary of Bank of America Corporation) or (iii) to other investors with the prior written consent of the Issuer and (2) unless the prior written consent of the Issuer and the Majority Participants has been obtained, not to Neuberger Persons if such Neuberger Persons would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares.  Any transfer in violation of the foregoing restrictions shall be void ab initio.  In the event that a Purchaser intends to transfer the VMTP Shares, that Purchaser shall provide written notice to the Fund, which notice shall be signed by such Purchaser, indicating the Purchaser’s intent to transfer the VMTP Shares and the name of the intended transferee at least three (3) Business Days in advance of the transfer.  In connection with any transfer of the VMTP Shares, each transferee (including, in the case of a tender option bond trust, the depositor or trustee or other Person thereunder acting on behalf of such transferee) will be required to deliver to the Issuer a transferee certificate set forth as Exhibit C to this Agreement no later than the date of the transfer.  The foregoing restrictions on transfer shall not apply to any VMTP Shares registered under the Securities Act pursuant to the Registration Rights Agreement or any subsequent transfer of such registered VMTP Shares thereafter.

(c) In the event that a Purchaser transfers, in accordance with Section 2.1(b), VMTP Shares to a tender option bond trust in which such Purchaser retains a residual interest, for so long as no event has occurred that results in the termination of such tender option bond trust, for purposes of each of the Applicable Sections (as defined below) that requires, permits or provides for (i) notice or the delivery of information to or (ii) voting of the VMTP Shares or the giving of any consent by or (iii) payment of fees, in each case, to such Purchaser or the Majority Participants, such Purchaser, and not such tender option bond trust, shall be deemed to be the actual owner of such VMTP Shares.  For the avoidance of doubt, the deemed ownership provided for in this Section 2.1(c) shall be limited to the following sections of this Agreement:  2.1(b), 2.4, 6.1, 6.2, 6.8, 6.9,  6.12, 6.14, 6.17, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.8, 7.10, 7.12 and 7.15 (collectively, the “Applicable Sections”).  The deemed ownership provided for in this Section 2.1(c) shall last until the earliest of the termination of such tender option bond trust; the agreement by the Issuer and such Purchaser to terminate such deemed ownership; and, with respect to some or all of the Applicable Sections, the good-faith determination by such Purchaser that such deemed ownership has adverse tax, legal or other regulatory consequences or is otherwise no longer consistent with applicable law.

(d) Anything herein to the contrary notwithstanding, except with respect to the deemed ownership provided for above in respect of the Applicable Sections, the tender option bond trust to which VMTP Shares are transferred and each of the beneficial owners thereof shall retain all of its other rights in respect of the Issuer and the VMTP Shares pursuant to this Agreement and the Articles Supplementary or under law, including, for the avoidance of doubt, its rights under any of the Applicable Sections to the extent necessary for the protection or exercise of such other rights retained pursuant to this Section 2.1(d) or that are otherwise applicable as a result of the exercise of such other rights.

2.2 Fees

           On the Effective Date, the Issuer shall pay the fees and expenses of the Purchasers’ outside counsel in connection with the negotiation and documentation of the transactions contemplated by this Agreement, but not in connection with any amendments, waivers or consents under or in respect of this Agreement.

2.3 Operating Expenses

The Issuer shall treat amounts due to be paid by it hereunder (including any incidental expenses but not including redemption or dividend payments on the VMTP Shares) as operating expenses.

2.4 Additional Fee for Failure to Comply With Reporting Requirement or Registration Rights Failure

For so long as either Purchaser is a Holder or Designated Owner of any Outstanding VMTP Shares, if the Issuer fails to comply with the reporting requirements set forth in Sections 6.1(o) and 6.1(p) (except as a result of a Force Majeure Exception) and such failure is not cured within seven (7) Business Days after written notification to the Issuer by either Purchaser of such failure (a “Reporting Failure”) or a Registration Rights Failure occurs, and such failure is not cured within seven (7) Business Days after written notification to the Issuer by the Purchaser of such failure, the Issuer shall pay to each Purchaser on the Dividend Payment Date occurring in the month immediately following a month in which either such Reporting Failure or Registration Failure (either, a “Failure”) continues a fee calculated in respect of each Week (or portion thereof) during such month in respect of a Failure and beginning on the date of such Failure, equal to the product of (a) the Fee Rate, times (b) the aggregate average daily Liquidation Preference of the VMTP Shares held by such Purchaser during such Week or portion thereof, times (c) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs.  Notwithstanding the foregoing, in no event shall (i) the fee payable pursuant to this Section 2.4 hereunder for any Week plus the Applicable Spread on the VMTP Shares for such Week exceed an amount (exclusive of any Gross-Up Payment) equal to the product of (x) 6.15%, times (y) the aggregate average daily Liquidation Preference of the VMTP Shares held by such Purchaser during such Week or portion thereof, times (z) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs; (ii) the fee payable pursuant to this Section 2.4 for any Week plus the amount of dividends payable at the Dividend Rate for the VMTP Shares for such Week exceed an amount (exclusive of any Gross-Up Payment) equal to the product of (aa) 15%, times (bb) the aggregate average daily Liquidation Preference of the VMTP Shares held by such Purchaser during such Week or portion thereof, times (cc) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs; or (iii) the Issuer be required to calculate or pay a fee in respect of more than one Failure in any Week.

ARTICLE III

CONDITIONS TO EFFECTIVE DATE

It shall be a condition to the Effective Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective:

(a) this Agreement shall have been duly executed and delivered by the parties hereto;

(b) the VMTP Shares shall have a long-term issue credit rating of at least AA- (or its equivalent) from Fitch on the Effective Date;

(c) receipt by each of the Purchasers of executed originals, or copies certified by a duly authorized officer of the Issuer to be in full force and effect and not otherwise amended, of all Related Documents, as in effect on the Effective Date, and an incumbency certificate with respect to the authorized signatories thereto;

(d) receipt by each of the Purchasers of opinions of counsel for the Issuer, substantially to the effect of Exhibit A;

(e) except as disclosed in an annex hereto, there shall not be any pending or overtly threatened material litigation against the Issuer (unless such pending or threatened litigation has been determined by the Purchasers to be acceptable);

(f) the fees and expenses and all other amounts payable on the Effective Date pursuant to Section 2.2 hereof shall have been paid;

(g) each of the Purchasers, in their reasonable discretion, shall be satisfied that no change in law, rule or regulation (or their interpretation or administration), in each case, shall have occurred that will adversely affect the consummation of the transaction contemplated by this Agreement;

(h) there shall have been delivered to each of the Purchasers any additional documentation and financial information, including satisfactory responses to its due diligence inquiries, as it deems relevant; and

(i) there shall have been delivered to each of the Purchasers such information and copies of documents, approvals (if any) and records certified, where appropriate, of corporate proceedings as such Purchaser may have requested relating to the Issuer’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby.

The Issuer and each of the Purchasers agree that consummation of the purchase and sale of the VMTP Shares pursuant to this Agreement shall constitute acknowledgment that the foregoing conditions have been satisfied or waived.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The representations and warranties set out in this Article IV are given hereunder by the Issuer to each of the Purchasers as of the Effective Date.

4.1 Existence

The Issuer is validly existing and in good standing as a voluntary association with transferable shares of beneficial interest commonly known as a “corporation” under the laws of Maryland, with full right and power to issue the VMTP Shares, and to execute, deliver and perform its obligations under this Agreement and each Related Document.

4.2 Authorization; Contravention

The execution, delivery and performance by the Issuer of this Agreement and each Related Document are within the Issuer’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Issuer or result in the creation or imposition of any lien or encumbrance on any asset of the Issuer.

4.3 Binding Effect

Each of this Agreement and the Registration Rights Agreement constitutes a valid and binding agreement of the Issuer, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.  The VMTP Shares have been duly authorized and, when issued upon payment therefor by each of the Purchasers as contemplated by this Agreement, will be validly issued by the Issuer and are fully paid and nonassessable and are free of any preemptive or similar rights.

4.4 Financial Information

The most recent financial statements of the Issuer, and the auditors’ report with respect thereto, copies of which have heretofore been furnished to each of the Purchasers, fairly present in all material respects the financial condition of the Issuer, at such date and for such period, and were prepared in accordance with accounting principles generally accepted in the United States, consistently applied (except as required or permitted and disclosed).  Since the date of such financial statements, there has been no material adverse change in the condition (financial or otherwise) or operations of the Issuer other than changes in the general economy or changes affecting the market for municipal securities or investment companies generally.  Any financial, budget and other projections furnished to each of the Purchasers were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of conditions existing at the time of delivery of such financial, budget or other projections, and represented, and as of the date of this representation, represent, the Issuer’s reasonable best estimate of the Issuer’s future financial performance.

4.5 Litigation

Except as disclosed in a schedule delivered to each of the Purchasers prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the knowledge of the Issuer) overtly threatened in writing against the Issuer in any court or before any governmental authority (i) in any way contesting or, if decided adversely, that would affect the validity of any Related Document or this Agreement; or (ii) in which a final adverse decision would materially adversely affect provisions for or materially adversely affect the sources for payment of Liquidation Preference of or dividends on the VMTP Shares.

4.6 Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any shareholder, governmental agency, bureau or agency required to be obtained or made in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Related Documents by or against the Issuer have been obtained or made and are in full force and effect.

4.7 Placement of VMTP Shares

           (a)  No action has been or will be taken by the Issuer or any other Person that would permit the offer or sale of the VMTP Shares or any other offering material relating to the VMTP Shares in any jurisdiction where action for that purpose is required.

           (b)  The terms of the VMTP Shares conform in all material respects to those set forth in the Articles Supplementary.

           (c)  Assuming the accuracy of the representations and warranties of the Purchaser set forth herein, no registration of the VMTP Shares under the Securities Act is required for the offer and sale of the VMTP Shares in the manner contemplated by this Agreement.

(d)  As of the date of this Agreement, the VMTP Shares will satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act, and no securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the VMTP Shares are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

           (e)  Neither the Issuer, nor any Person acting on its behalf, has, directly or indirectly, made offers or sales of any security (as defined in the Securities Act), or solicited offers to buy any security, under circumstances that would require the registration of the VMTP Shares under the Securities Act (except for the circumstances set forth in the Registration Rights Agreement).

           (f)  The Issuer has not distributed and, prior to the Effective Date, will not distribute any offering material in connection with the offering and sale of the VMTP Shares.

           (g)  The Issuer’s directors and officers, errors and omissions insurance policy and its fidelity bond required by Rule 17g-1 under the 1940 Act are in full force and effect; the Issuer is in compliance with the terms of such policy and fidelity bond in all material respects; and there are no claims by the Issuer under any such policy or fidelity bond as to which any insurance company is denying liability or defending under a reservation of rights clause; the Issuer has not been refused any insurance coverage sought or applied for; and the Issuer has no reason to believe that it will not be able to renew its existing insurance coverage and fidelity bond as and when such coverage and fidelity bond expires or to obtain similar coverage and fidelity bond from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on the condition (financial or otherwise), business prospects, earnings, business, properties, net assets or results of operations of the Issuer (other than as a result of a change in the financial markets generally), whether or not arising from transactions in the ordinary course of business.

           (h)  The Issuer maintains and will maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization and with the investment objectives, policies and restrictions of the Issuer and the applicable requirements of the 1940 Act, the rules and regulations thereunder and the Code; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States, to calculate net asset value, to maintain accountability for assets, and to maintain material compliance with the books and records requirements under the 1940 Act and rules and regulations thereunder; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.  The Issuer employs “internal controls over financial reporting” (as such term is defined in Rule 30a-3 under the 1940 Act) and such internal controls over financial reporting are effective as required the 1940 Act and the rules and regulations thereunder.  The Issuer is not aware of any material weakness in its internal control over financial reporting.

           (i)  The Issuer maintains “disclosure controls and procedures” (as such term is defined in Rule 30a-3 under the 1940 Act); such disclosure controls and procedures are effective as required under the 1940 Act and the rules and regulations thereunder.

           (j)  The Issuer has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in violation of federal securities laws, in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the VMTP Shares, and the Issuer is not aware of any such action taken or to be taken by any affiliates of the Issuer.

           (k)  Each of the Custodian Agreement, the investment management agreement between with Adviser and the Issuer (the “Investment Management Agreement”), the Redemption and Paying Agent Agreement and the Related Documents complies in all material respects with all applicable provisions of the 1940 Act and the rules and regulations thereunder and the Investment Advisers Act of 1940 and the rules and regulations thereunder, and the Issuer’s directors and stockholders have approved the Investment Management Agreement in accordance with Sections 15(a) and 15(c), respectively, of the 1940 Act.

           (l)  The Issuer has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) by the Issuer, including policies and procedures that provide oversight of compliance by each investment adviser and transfer agent of the Issuer.

4.8 Complete and Correct Information

All information, reports and other papers and data with respect to the Issuer furnished to each of the Purchasers (other than financial information and financial statements, which are covered solely by Section 4.4 of this Agreement) were, at the time the same were so furnished, complete and correct in all material respects.  No fact is known to the Issuer that materially and adversely affects or in the future may (so far as it can reasonably foresee) materially and adversely affect the VMTP Shares, or the Issuer’s ability to repay when due its obligations under this Agreement, any of the VMTP Shares and the other Related Documents that has not been set forth in the financial information and other documents referred to in Section 4.4 or this Section 4.8 or in such information, reports, papers and data or otherwise made available or disclosed in writing to each of the Purchasers.  Taken as a whole, the documents furnished and statements made by the Issuer in connection with the negotiation, preparation or execution of this Agreement and the other Related Documents do not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.9 1940 Act Registration

The Issuer is duly registered as a closed-end management investment company under the 1940 Act, and such registration is in full force and effect.

4.10 Effective Leverage Ratio; Asset Coverage

As of the Effective Date, the Issuer is in compliance with the Asset Coverage and Effective Leverage Ratio as required by Sections 6(a) and 6(c), respectively, of the Articles Supplementary.

In connection with calculating the Effective Leverage Ratio, the Issuer’s total assets and accrued liabilities reflect the positive or negative net obligations of the Issuer under each Derivative Contract determined in accordance with the Issuer’s valuation policies.

4.11 Credit Quality

As of the Effective Date, the Issuer (1) has invested at least 80% of its Managed Assets in municipal securities that, at the time of investment, were rated within the four highest grades (rated Baa3 or better by Moody’s or BBB- or better by S&P or Fitch) by at least one of the NRSROs rating such securities or were unrated but judged to be of comparable quality by the Adviser; and (2) has invested up to 20% of its Managed Assets in municipal securities that, at the time of investment, were rated below investment grade (rated Ba1 or lower by Moody’s or BB+ or lower by S&P or Fitch) or were unrated but judged to be of comparable quality by the Adviser.

4.12 Due Diligence

The Issuer understands that nothing in this Agreement or any other materials presented to the Issuer in connection with the purchase and sale of the VMTP Shares constitutes legal, tax or investment advice from either of the Purchasers.  The Issuer has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its sale of the VMTP Shares.

4.13 Certain Fees

The Issuer acknowledges that, other than the fees and expenses payable pursuant to this Agreement, and any fees or amounts payable to any placement agent by the Issuer, no brokerage or finder’s fees or commissions are or will be payable by the Issuer or, to the Issuer’s knowledge, by either of the Purchasers to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

4.14 Eligible Assets

As of the Effective Date, the Issuer owns only Eligible Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASERS

Each of the BoAPFC Purchaser and the Blue Ridge Purchaser severally represents and warrants with respect to itself, as of the date hereof and as of the Effective Date to the Issuer as follows:

5.1 Existence

The BoAPFC Purchaser is validly existing and in good standing as a corporation under the laws of the state of Delaware and the Blue Ridge Purchaser is validly existing and in good standing as a limited liability company under the laws of the state of Delaware, and each Purchaser has full right and power to purchase the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document to which it is a party.

5.2 Authorization; Contravention

The execution, delivery and performance by each Purchaser of this Agreement and each other Related Document to which it is a party are within such Purchaser’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument, in each case applicable to or binding upon such Purchaser.  The Purchasers will make Schedule 13D and Form 3 filing(s) required by securities laws in connection with the acquisition of the VMTP shares on a timely basis.

5.3 Binding Effect

Each of this Agreement and the Registration Rights Agreement constitutes a valid and binding agreement of each Purchaser, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

5.4 Own Account

Each of the Purchasers understands that the VMTP Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws, and such Purchaser is acquiring the VMTP Shares as principal for its own account and not with a view to or for the purpose of distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such VMTP Shares in violation of the Securities Act or any applicable state securities law, and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such VMTP Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to register the VMTP Shares under the Securities Act pursuant to the Registration Rights Agreement or otherwise transfer the VMTP Shares in compliance with the transfer limitations of this Agreement in compliance with applicable federal and state securities laws).

5.5 Litigation

Except as disclosed in a schedule delivered to the Issuer prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of each Purchaser) overtly threatened in writing against such Purchaser in any court or before any governmental authority in any way contesting or, if decided adversely, would affect the validity of this Agreement.

5.6 Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency, bureau or agency required to be obtained or made by each Purchaser in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against such Purchaser and the purchase of the VMTP Shares have been obtained or made and are in full force and effect.

5.7 Purchaser Status

At the time each Purchaser was offered the VMTP Shares, it was, and as of the Effective Date it is:  (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

5.8 Experience of Each Purchaser

Each Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the VMTP Shares, and has so evaluated the merits and risks of such investment.  Each Purchaser is able to bear the economic risk of an investment in the VMTP Shares and, at the present time, is able to afford a complete loss of such investment.

5.9 General Solicitation

The Purchaser is not purchasing the VMTP Shares as a result of any advertisement, article, notice or other communication regarding the VMTP Shares published in, nor was it offered the VMTP Shares by, any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to its knowledge, any other general solicitation or general advertisement.

5.10 Certain Transactions

Other than consummating the transactions contemplated by this Agreement, neither of the Purchasers has directly or indirectly executed, nor has any Person acting on its behalf or pursuant to any understanding with such Purchaser to execute, any other purchases of securities of the Issuer that may be integrated with the transactions contemplated by this Agreement.

5.11 Access to Information

Each Purchaser acknowledges that it has had access to and has reviewed all information, documents and records that such Purchaser has deemed necessary in order to make an informed investment decision with respect to an investment in the VMTP Shares.  Each Purchaser has had the opportunity to ask representatives of the Issuer certain questions and request certain additional information regarding the terms and conditions of such investment and the finances, operations, business and prospects of the Issuer and has had any and all such questions and requests answered to such Purchaser’s satisfaction; and such Purchaser understands the risk and other considerations relating to such investment.

5.12 Due Diligence

Each Purchaser acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the VMTP Shares.  Each Purchaser understands that nothing in this Agreement or any other materials presented to such Purchaser in connection with the purchase and sale of the VMTP Shares constitutes legal, tax or investment advice from the Issuer.  Each Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the VMTP Shares.

5.13 Certain Fees

Each Purchaser acknowledges that, other than the fees and expenses payable pursuant to this Agreement, and any fees or amounts payable to any placement agent by the Issuer, no brokerage or finder’s fees or commissions are or will be payable by such Purchaser or, to such Purchaser’s knowledge, by the Issuer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE ISSUER

The Issuer agrees that, so long as there is any amount payable hereunder or either of the Purchasers owns any Outstanding VMTP Shares:

6.1 Information

Without limitation of the other provisions of this Agreement, the Issuer will deliver, or direct the Redemption and Paying Agent to deliver, to the Purchasers:

(a) as promptly as practicable after the preparation and filing thereof with the Securities and Exchange Commission, each annual and semi-annual report prepared with respect to the Issuer, which delivery may be made by notice of the electronic availability of any such document on a public website;

(b) notice of any change in (including being put on Credit Watch or Watchlist), or suspension or termination of, the rating on the VMTP Shares by any Rating Agency (and any corresponding change in the Rating Agency Guidelines applicable to the VMTP Shares associated with any such change in the rating from any Rating Agency) or any change of a Rating Agency rating the VMTP Shares as promptly as practicable upon the occurrence thereof;

(c) notice of any redemption or other repurchase of any or all of the VMTP Shares as provided in the Articles Supplementary;

(d) notice of any proposed amendments to any of the Related Documents at such time as the amendments are sent to other parties (other than the Board of Directors) whose approval is required for such amendment and in any event not less than ten (10) Business Days prior to any proposed amendment and copies of all actual amendments thereto within ten (10) Business Days of being signed or, in each case, as provided in the relevant document;

(e) notice of any missed, reduced or deferred dividend payment on the VMTP Shares that remains uncured for more than three (3) Business Days as soon as reasonably practicable but in no event later that one (1) Business Day after the expiration of the foregoing grace period;

(f) notice of the failure to make any deposit provided for under Section 11 of the Articles Supplementary in respect of a properly noticed redemption as soon as reasonably practicable, but in no event later than two (2) Business Days after discovery of such failure to make any such deposit;

(g) notice of noncompliance with the basic maintenance amount requirements or material noncompliance with other requirements comprising the Rating Agency Guidelines (if applicable) for more than five (5) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(h) notice of the distribution of net capital gains or ordinary income one (1) Business Day in advance of the Rate Period that such net capital gains or ordinary income will or may be distributed, which notice shall be in addition to any notice provided by the Redemption and Paying Agent to Designated Owners or their Agent Members;

(i) notice of any change to any investment adviser or sub-adviser of the Issuer within two (2) Business Days after a resignation or a notice of removal has been sent by or to any such investment adviser or sub-adviser;

(j) notice of any proxy solicitation of shareholders by the Issuer, which may be satisfied by delivery of the proxy statement itself, as soon as reasonably practicable, but in no event later than five (5) Business Days after the mailing thereof to all shareholders;

(k) notice no later than two (2) Business Days after the occurrence thereof of (i) the failure of the Issuer to pay the amount due on any “senior securities” (as defined under the 1940 Act) or other debt issued by the Issuer at the time outstanding, and any period of grace or cure with respect thereto shall have expired; (ii) the failure of the Issuer to pay, or admitting in writing its inability to pay, its debts generally as they become due; or (iii) the failure of the Issuer to pay accumulated dividends on any additional preferred stock ranking pari passu with the VMTP Shares, and any period of grace or cure with respect thereto shall have expired;

(l) notice of a material breach of any representation, warranty or covenant of the Issuer contained in this Agreement, the Registration Rights Agreement or the Articles Supplementary, in each case, only if an officer of the Issuer has actual knowledge of such breach as soon as reasonably practicable, but in no event later than five (5) Business Days after actual knowledge of an officer of the Issuer;

(m) notice of any litigation, administrative proceeding or business development which may reasonably be expected to materially adversely affect the Issuer’s business, properties or affairs, or the ability of the Issuer to perform its obligations as set forth hereunder or under any of the other Related Documents to which it is a party as soon as reasonably practicable, but in no event later than ten (10) Business Days after actual knowledge of an officer of the Issuer thereof;

(n) upon request of either Purchaser, copies of any material that the Issuer has delivered to each Rating Agency which is then rating VMTP Shares at such times and containing such information as set forth in the respective Rating Agency Guidelines as soon as reasonably practicable after such material has been sent;

(o) on the fifteenth (15th) Business Day following each Calculation Date (each a “Portfolio Reporting Date”), a report of portfolio holdings of the Issuer as of the Calculation Date immediately preceding such Portfolio Reporting Date, prepared on a basis substantially consistent with the periodic reports of portfolio holdings of the Issuer prepared for financial reporting purposes;

(p) on the fifteenth (15th) Business Day following each Calculation Date, the information set forth in Exhibit D to this Agreement and a calculation of the Effective Leverage Ratio and the Asset Coverage of the Issuer, in each case, as of such Calculation Date; and upon the failure of the Issuer to maintain Asset Coverage as provided in Section 6(a) of the Articles Supplementary or the Effective Leverage Ratio as required by Section 6(c) of the Articles Supplementary, notice of such failure within one (1) Business Day of the occurrence thereof; provided that the methodology for determining Market Value for purposes of the Effective Leverage Ratio and Asset Coverage that is reported to a Purchaser shall be consistent with the methodology for determining Market Value that is utilized for Asset Coverage that is reported to a Rating Agency and regulators; and

(q) from time to time such additional information regarding the financial position, results of operations or prospects of the Issuer as either Purchaser may reasonably request including, without limitation, copies of offering materials with respect to the sale of any securities of the Issuer as soon as reasonably practicable, but in no event later than seven (7) Business Days after such a request.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to either Purchaser pursuant to this Section 6.1 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to such Purchaser under this Agreement or made available pursuant to the Due Diligence Process, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  For purposes of Sections 6.1(o) and 6.1(p), references to any day that is not a Business Day shall mean the next preceding Business Day.

6.2 No Amendment or Certain Other Actions Without Consent of the Purchasers

To the extent that, collectively, the Purchasers and their affiliates are the Holders or Designated Owners of 75% of the VMTP Shares then outstanding, without the prior written consent of the Purchasers, the Issuer will not agree to, consent to or permit any material amendment, supplement, modification or repeal of the Articles Supplementary or any provision therein, nor waive any provision thereof that would adversely affect the Holders; provided that, subject to Section 7.13, the Issuer will provide not less than five (5) Business Days’ notice (or such lesser number of days that the Issuer and the Purchasers agree) (the “notice period”) before the implementation of any such amendment, supplement, modification or repeal that it has determined would not have an adverse effect pursuant to this Section 6.2; provided further that the Issuer shall not proceed with such amendment that it has determined to not have an adverse effect if the Majority Participants provide an objection stating that such amendment is adverse and providing the basis therefor not less that two (2) Business Days prior to the end of notice period; provided further that any notice provided by the Issuer or the Purchasers pursuant to this Section 6.2 that is received after 1:00 pm Eastern time on any given day will be treated as having been received on the following Business Day.

6.3 Maintenance of Existence

The Issuer shall continue to maintain its existence as a corporation under the laws of Maryland, with full right and power to issue the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document.

6.4 Tax Status of the Issuer

The Issuer will qualify as a Regulated Investment Company within the meaning of Section 851(a) of the Code and the dividends made with respect to the VMTP Shares will qualify as “exempt interest dividends” to the extent they are reported as such by the Issuer and permitted by Section 852(b)(5)(A) of the Code.

6.5 Payment Obligations

The Issuer shall promptly pay or cause to be paid all amounts payable by it hereunder and under the other Related Documents, according to the terms hereof and thereof, shall take such actions as may be necessary to include all payments hereunder and thereunder which are subject to appropriation in its budget and make full appropriations related thereto, and shall duly perform each of its obligations under this Agreement and the other Related Documents.  All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Issuer.

6.6 Compliance With Law

The Issuer shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply could have a material adverse effect on the Issuer’s ability to pay when due its obligations under this Agreement, any of the VMTP Shares, or any of the other Related Documents.

6.7 Maintenance of Approvals: Filings, Etc.

The Issuer shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents to which it is a party.

6.8 Inspection Rights

The Issuer shall, at any reasonable time and from time to time, upon reasonable notice, permit the Purchasers or any agents or representatives thereof, at the Issuer’s expense, to examine and make copies of the records and books of account related to the transactions contemplated by this Agreement, to visit its properties and to discuss its affairs, finances and accounts with any of its officers and independent accountants, to the extent permitted by law; provided, however, that the Issuer shall not be required to pay for more than one inspection per fiscal year.  The Issuer will not unreasonably withhold its authorization for its independent accountants to discuss its affairs, finances and accounts with either Purchaser.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to either Purchaser pursuant to this Section 6.8 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to such Purchaser under this Agreement, or made available pursuant to the Due Diligence Process, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.9 Litigation, Etc.

The Issuer shall give prompt notice in writing to each Purchaser of any litigation, administrative proceeding or business development that is reasonably expected to materially adversely affect its business, properties or affairs or to impair the ability of the Issuer to perform its obligations as set forth hereunder or under any of the Related Documents.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to either Purchaser pursuant to this Section 6.9 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to such Purchaser under this Agreement, or made available pursuant to the Due Diligence Process, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.10 1940 Act Registration

The Issuer shall maintain its valid registration as a registered closed-end company under the 1940 Act in full force and effect.

6.11 Credit Quality

As of the Effective Date, the Issuer (1) has invested at least 80% of its Managed Assets in municipal securities that, at the time of investment, were rated within the four highest grades (rated Baa3 or better by Moody’s or BBB- or better by S&P or Fitch) by at least one of the NRSROs rating such securities or were unrated but judged to be of comparable quality by the Adviser; and (2) has invested up to 20% of its Managed Assets in municipal securities that, at the time of investment, were rated below investment grade (rated Ba1 or lower by Moody’s or BB+ or lower by S&P or Fitch) or were unrated but judged to be of comparable quality by the Adviser.

6.12 Maintenance of Effective Leverage Ratio

For so long as the Issuer fails to provide the information required under Sections 6.1(o) and 6.1(p), the BoAPFC Purchaser, so long as the BoAPFC Purchaser holds VMTP Shares, and otherwise, the Blue Ridge Purchaser, so long as the Blue Ridge Purchaser holds VMTP Shares, shall calculate, for purposes of Section 11(b)(ii)(A)(y) of the Articles Supplementary, the Effective Leverage Ratio using the most recently received information required to be delivered pursuant to Sections 6.1(o) and 6.1(p) and the market values of securities determined by the third-party pricing service which provided the market values to the Issuer on the most recent date that information was properly provided by the Issuer pursuant to the requirements of Section 6.1(o) and 6.1(p).  The Effective Leverage Ratio as calculated by the BoAPFC Purchaser so long as the BoAPFC Purchaser holds VMTP Shares, and otherwise, as calculated by the Blue Ridge Purchaser so long as the Blue Ridge Purchaser holds VMTP Shares, in such instances shall be binding on the Issuer.  If required, the Issuer shall restore the Effective Leverage Ratio as provided in the Articles Supplementary.

In connection with calculating the Effective Leverage Ratio, the Issuer’s total assets and accrued liabilities shall reflect the positive or negative net obligations of the Issuer under each Derivative Contract determined in accordance with the Issuer’s valuation policies.

6.13 Redemption and Paying Agent

The Issuer shall use its commercially reasonable best efforts to engage at all times a Redemption and Paying Agent to perform the duties to be performed by the Redemption and Paying Agent specified herein and in the Articles Supplementary.

6.14 Cooperation in the Sale of the VMTP Shares

The Issuer will comply with reasonable due diligence requests from each Purchaser in connection with any proposed sale by such Purchaser of the VMTP Shares in a transaction exempt from registration and otherwise permitted by this Agreement, provided that the Issuer need not comply with any such request more than twice in any period of twelve (12) consecutive months and any prospective purchaser of the VMTP Shares from either Purchaser shall execute a confidentiality agreement substantially to the effect of Section 7.13 hereof prior to receiving any due diligence materials provided pursuant to such due diligence request.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to either Purchaser pursuant to this Section 6.14 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to such Purchaser under this Agreement, or made available pursuant to the Due Diligence Process, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Purchaser agrees that it shall provide five (5) Business Days’ prior written notice to the Issuer if it intends to provide any due diligence materials (other than the Related Documents and any due diligence materials that are publicly available) to a potential investor and shall not provide any such materials to that investor if the Issuer objects to such disclosure during such five-Business-Day period.

6.15 Use of Proceeds

The Issuer shall use the net proceeds from the sale of VMTP Shares to redeem outstanding AMP Shares within sixty (60) days of the Effective Date and pending such redemption the Issuer shall invest such net proceeds in Deposit Securities.  No later than the Effective Date, the Issuer shall deposit with the Redemption and Paying Agent an amount of Deposit Securities sufficient to redeem the AMP Shares.  Any remaining net proceeds will be invested in accordance with the Issuer’s investment policies.

6.16 Securities Depository

The Issuer agrees to maintain settlement of the VMTP Shares in book entry form through the Securities Depository or such other clearance system reasonably acceptable to the Purchasers.

6.17 Future Agreements

The Issuer shall promptly, at the request of any Purchaser, enter into an agreement, on terms mutually satisfactory to the Issuer and such Purchaser, of the type specified in Section 12(d)(1)(E)(iii) of the 1940 Act, so as to permit such Purchaser or any transferee satisfying the requirements set forth in Section 2.1 to rely on the provisions of Section 12(d)(1)(E)(iii) of the 1940 Act.

6.18 Eligible Assets

The Issuer shall only make investments in the Eligible Assets in accordance with the Issuer’s investment objectives and the investment policies, as such investment objectives and investment policies may be modified in accordance with the 1940 Act and applicable law.

6.19 Placement of VMTP Shares

           The Issuer shall not offer or sell any VMTP Shares or distribute any other offering material relating to the VMTP Shares, in any jurisdiction except in compliance with applicable law, and the Issuer agrees, at its own expense, to comply with all such laws.  The Issuer shall at its own expense obtain any consent, approval or authorization required for it to offer or sell or procure the subscription of the VMTP Shares or to distribute any other offering material relating to the VMTP Shares, under the laws or regulations of any jurisdiction where it proposes to make offers or sales of the VMTP Shares.

           Neither the Issuer, nor any Person acting on its behalf, will directly or indirectly, make offers or sales of any security (as defined in the Securities Act) or solicit offers to buy any security, in each case, under circumstances that would require the registration of the VMTP Shares under the Securities Act (except for the circumstances set forth in the Registration Rights Agreement).

ARTICLE VII

MISCELLANEOUS

7.1 Notices

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone or other electronic means, and shall be given to such party at its address or telecopy number or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties.  Each such notice, request or other communication shall be effective when delivered at the address specified in this Section; provided that, except as otherwise specified therein, notices to the Purchasers under Section 6.1 shall not be effective until received in writing; provided further that notices under Section 6.1 may be given by telephone to the Purchasers at the telephone numbers listed below (or such other telephone numbers as may be designated by either Purchaser, by written notice to the Issuer, to receive such notice), and, so long as such telephonic notices are promptly confirmed in writing (including by telecopy, electronic mail or similar writing), such notices shall be deemed to be effective as of the time of the telephonic notice.  The notice address for each party is specified below:

(a) if to the Issuer:

Neuberger Berman New York Intermediate Municipal Fund Inc.
605 Third Avenue

New York, NY 10158

Attention:                      General Counsel, Closed-End Funds

Treasurer

Telephone:                      (646) 497-4798
(212) 476-8995
Facsimile:                      (646) 537-3904
(646) 537-3995
Email:                                corey.issing@nb.com
john.mcgovern@nb.com

With a copy to:

K&L Gates LLP
1600 K Street, NW
Washington DC  20006
Attention:                      Art Delibert
Jennifer Gonzalez
Telephone:                      (202) 778-9042
(202) 778-9286
Facsimile:                      (202) 778-9100
Email:                                arthur.delibert@klgates.com
jennifer.gonzalez@klgates.com

(b) if to the BoAPFC Purchaser:

Banc of America Preferred Funding Corporation
One Bryant Park
1111 Avenue of the Americas, 9th Floor
New York, NY 10036
Attention:                      James E. Nacos
Thomas J. Visone
Jason Strand
Telephone:                      (212) 449-7358 (Nacos & Visone)
(980) 386-4161 (Strand)
Email:                                james.nacos@baml.com
thomas.visone@baml.com
jason.strand@bankofamerica.com

(c) if to the Blue Ridge Purchaser:

Blue Ridge Investments, L.L.C.
100 North Tryon Street
Charlotte, NC 28255
Attention:                      James E. Nacos
Thomas J. Visone
John Hiebendahl
Telephone:                      (212) 449-7358 (Nacos & Visone)
(980) 386-4161 (Hiebendahl)
Email:                                james.nacos@baml.com
thomas.visone@baml.com
john.hiebendahl@bankofamerica.com

7.2 No Waivers

(a) The obligations of the Issuer hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the VMTP Shares or any other Related Document).  The rights of each of the Purchasers hereunder are separate from and in addition to any rights that any Holder or Designated Owner of any VMTP Share may have under the terms of such VMTP Share or any Related Document or otherwise.

(b) No failure or delay by the Issuer or either Purchaser in exercising any right, power or privilege hereunder or under the VMTP Shares shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No failure or delay by the Issuer or either Purchaser in exercising any right, power or privilege under or in respect of the VMTP Shares or any other Related Document shall affect the rights, powers or privileges of the Issuer or either Purchaser hereunder or shall operate as a limitation or waiver thereof.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.3 Expenses and Indemnification

(a) The Issuer shall upon demand either, as a Purchaser may require, pay in the first instance or reimburse such Purchaser (to the extent that payments for the following items are not made under the other provisions hereof) for all reasonable out-of-pocket expenses (including reasonable fees and costs of outside counsel, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by such Purchaser in connection with the enforcement of or preservation of rights under this Agreement.  The Issuer shall not be responsible under this Section 7.3(a) for the fees and costs of more than one law firm in any one jurisdiction with respect to any one proceeding or set of related proceedings for the Purchasers, unless any Purchaser shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Issuer.

(b) The Issuer agrees to indemnify and hold harmless each Purchaser and each other Indemnified Person of such Purchaser from and against any losses, claims, damages, liabilities and reasonable out-of-pocket expenses incurred by them (including reasonable fees and disbursements of outside counsel) which are related to or arise out of any claim by any third party relating to the offering or sale of the VMTP Shares by the Issuer or the holding of the VMTP Shares by such Purchaser (A) that such Purchaser aided and abetted a breach of a fiduciary duty by the Issuer or any director or officer of the Issuer or (B) arising from any act by the Issuer or any director or officer of the Issuer (excluding in any such case clauses (A) or (B), claims, losses, liabilities or expenses arising out of or resulting from the gross negligence or willful misconduct of any Indemnified Party, as determined by a court of competent jurisdiction).

(c) The indemnifying party also agrees that if any indemnification sought by an Indemnified Person pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons of such other party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), then the indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, liabilities, damages and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Issuer on the one hand and the Purchasers on the other hand from the actual transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Issuer on the one hand and the Purchasers on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations; provided that, in any event, the aggregate contribution of each Purchaser and its Indemnified Persons to all losses, claims, damages, liabilities and expenses with respect to which contributions are available hereunder will not exceed the amount of dividends to be received by such Purchaser from the Issuer pursuant to the transactions giving rise to this Agreement.  For purposes of determining the relative benefits to the Issuer on the one hand, and the Purchasers on the other, under the transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value received by the Issuer pursuant to the transactions, whether or not consummated bears to (ii) the dividends and Optional Redemption Premium paid by the Issuer to such Purchaser in connection with the transactions giving rise to or contemplated by this Agreement.  The relative fault of the parties shall be determined by reference to, among other things, whether the actions taken or omitted to be taken in connection with the transactions contemplated by this Agreement (including any misstatement of a material fact or the omission to state a material fact) relates to information supplied by the Issuer on the one hand, or the Purchaser on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, misstatement or alleged omission, and any other equitable considerations appropriate in the circumstances.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

(d) If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall notify the indemnifying party with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder (except to the extent that the indemnifying party is materially prejudiced by such failure to promptly notify).  The indemnifying party shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person.  The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the indemnifying party and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons of such other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnifying party and any counsel designated by the indemnifying party.

Each party further agrees that it will not, without the prior written consent of the other parties (the consent of a party shall not be required to the extent such party is neither requesting indemnification nor being requested to provide indemnification), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent (i) includes an unconditional release of the Issuer (if such settlement, compromise or consent is agreed to by a Purchaser or another Indemnified Person) or the Purchasers and each other Indemnified Person (if such settlement, compromise or consent is agreed to by the Issuer) from all liability and obligations arising therefrom and (ii) does not include a statement as to an admission of fault, culpability or failure to act by or on behalf of the Issuer or either Purchaser and other Indemnified Persons, as the case may be.  The Issuer further agrees that neither of the Purchasers, nor any of their affiliates, nor any directors, officers, partners, employees, agents, representatives or control persons of such Purchaser or any of its affiliates shall have any liability to the Issuer arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement except for such liability for losses, claims, damages, liabilities or expenses to the extent they have resulted from such Purchaser’s or its affiliates’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction.  No Indemnified Person shall be responsible or liable to the indemnifying party or any other person for consequential, special or punitive damages which may be alleged as a result of this Agreement.

(e) Nothing in this Section 7.3 is intended to limit any party’s obligations contained in other parts of this Agreement or the VMTP Shares.

7.4 Amendments and Waivers

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Issuer and the Purchasers; provided, that the Issuer shall not make or agree to any amendment or waiver to the Articles of Incorporation or the Articles Supplementary that affects any preference, right or power of the VMTP Shares or the Holders or Designated Owners thereof except as permitted under the Articles of Incorporation or the Articles Supplementary.

7.5 Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither the Issuer nor any Purchaser may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party (other than by operation of law), except, subject to Section 2.1(c), that (1) any transferee satisfying the requirements set forth in Section 2.1 and which has executed and delivered to the Issuer the transferee certificate attached as Exhibit C (each such transferee, an “Eligible Transferee”) shall, prior to registration of any VMTP Shares under the Securities Act, have the rights set forth in Section 6.17,  Section 7.15 and this Section 7.5 and shall, so long as such Eligible Transferee has provided a means for the Issuer to transmit such information electronically to it, be entitled to receive the information delivered pursuant to Sections 6.1(o) and 6.1(p) and such Eligible Transferees shall be deemed a party to this Agreement for purposes of Sections 6.1(o), 6.1(p), the rights of an Eligible Transferee under this Section 7.5 and the confidentiality provisions herein as specified in the transferee certificate and (2) either Purchaser may assign its rights or obligations to any affiliate of such Purchaser or any tender option bond trust in which such Purchaser retains the entire residual interest.  Any assignment without such prior written consent shall be void.  Upon request by any party hereto or an Eligible Transferee, the Issuer and the Purchasers and any Eligible Transferees agree to use commercially reasonable efforts to amend Schedule 2 in good faith to identify successor entities to the extent that an entity currently listed on Schedule 2 is dissolved, liquidated or merged into another entity not currently included on Schedule 2.

7.6 Term of this Agreement

This Agreement shall terminate on the earlier of (a) the registration of any Outstanding VMTP Shares under the Securities Act and (b) payment in full of all amounts then due and owing to the Purchasers and their affiliates hereunder and under the VMTP Shares.  For the avoidance of doubt, if either Purchaser sells all of its VMTP Shares (other than to an affiliate) and, in the case of a sale to a tender option bond trust, neither the Purchaser, nor any affiliate of the Purchaser, retains any residual interest or similar interest in any VMTP Shares sold to a tender option bond trust other than in connection with the Purchaser’s repurchase of the VMTP Shares from the tender option bond trust, no further amounts will be due and owing to the Purchaser with respect to such VMTP Shares for purposes of this Section 7.6(b).

Notwithstanding any termination of this Agreement or the last sentence of the preceding paragraph, Section 7.3, Section 7.7, Section 7.8, Section 7.10, Section 7.11, the second sentence of Section 7.12 and Section 7.13 (for a period of two years after the termination of this Agreement) shall remain in full force and effect.

7.7 Governing Law

This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

7.8 Waiver of Jury Trial

The Issuer and each of the Purchasers hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against any other on any matters whatsoever arising out of, or in any way connected with, this Agreement.

7.9 Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

7.10 Beneficiaries

This Agreement is not intended, and shall not be construed, to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

7.11 Entire Agreement

Except as set forth in Section 7.5, this Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

7.12 Relationship to the Articles Supplementary

The Issuer and each of the Purchasers agree that the representations, warranties, covenants and agreements contained in this Agreement are in addition to the terms and provisions set forth in the Articles Supplementary.  Section 15(d)(iv) of the Articles Supplementary shall have no effect for so long as none of the VMTP Shares have been registered under the Securities Act.

7.13 Confidentiality

Any information delivered by a party to this Agreement to any other party pursuant to this Agreement, including, without limitation, pursuant to Section 6.1 in the case of the Issuer (collectively, the “Information”), shall not be disclosed by such other party (or its employees, representatives or agents) to any person or entity (except as required by law or to such of its agents and advisors as need to know and agree to be bound by the provisions of this paragraph) without the prior written consent of the party delivering the Information.  The parties agree that the Information (including, but not limited to, the Information provided pursuant to Sections 6.1(o) and 6.1(p)), to the extent constituting material, nonpublic information, shall be used solely for the purposes set forth in this Agreement and the other Related Documents, including the purposes set forth in the next paragraph of this Section 7.13 and for purposes of the making, monitoring and evaluation of the investment in the VMTP Shares, and for no other purpose.

The obligations of confidentiality set out in the preceding paragraph do not extend to Information that is or becomes available to the public or is or becomes available to the party receiving the Information on a non-confidential basis or is disclosed to Holders or Designated Owners or potential Holders or Designated Owners, in each case in their capacity as such, in the offering documents of the Issuer, in notices to Holders or Designated Owners pursuant to one or more of the Related Documents or pursuant to the Issuer’s or each Purchaser’s informational obligations under Rule 144A(d)(4) or other reporting obligation of the Securities and Exchange Commission; or is required or requested to be disclosed (i) by a regulatory agency or in connection with an examination of either party or its representatives by regulatory authorities; (ii) pursuant to subpoena or other court process; (iii) at the express direction of any other authorized government agency; (iv) to its independent attorneys or auditors; (v) as required by any NRSRO; (vi) as otherwise required by law or regulation; (vii) otherwise in connection with the enforcement of this Agreement; (viii) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to this Agreement and the enforcement of rights hereunder; (ix) by a prospective purchaser of the VMTP Shares that is (a) a transferee that would be permitted pursuant to Section 2.1(b) of this Agreement and (b) aware of the confidentiality provisions of this Section 7.13 and is subject to an agreement with the transferor containing provisions substantially similar thereto and that states that the Issuer is an express third-party beneficiary thereof; (x) subject to an agreement containing provisions substantially similar to those of this Section 7.13; or (xi) subject to an agreement containing provisions substantially similar to those of this Section 7.13 and with the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, to any actual or prospective counterparty in any swap or derivative transactions.  For the avoidance of doubt, references in this Section 7.13 to “regulatory agency,” “regulatory authorities,” “government agency” and “law or regulation” shall be deemed to include the Internal Revenue Service and state taxation authorities.

7.14 Severability

In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the parties to this Agreement shall be preserved.

7.15 Consent Rights of the Majority Participants to Certain Actions

For so long as none of the VMTP Shares have been registered under the Securities Act, without the affirmative vote or consent of the Majority Participants, neither the Issuer nor the Board of Directors will take or authorize the taking of any of actions set forth under clauses (a) through (e) of this Section 7.15:

(a) The termination by the Issuer of any Rating Agency or the selection of any Other Rating Agency, either in replacement for a Rating Agency or as an additional Rating Agency with respect to the VMTP Shares unless (i) immediately following such termination, there would be at least one Rating Agency with respect to such VMTP Shares or (ii) it replaces the terminated Rating Agency with another Rating Agency and provides notice thereof to the Holders of such VMTP Shares; provided that such replacement shall not occur unless such replacement Other Rating Agency shall have at the time of such replacement (i) published a rating for the VMTP Shares and (ii) entered into an agreement with the Issuer to continue to publish such rating subject to the Rating Agency’s customary conditions.

(b) The Issuer issuing or suffering to exist any “senior security” (as defined in the 1940 Act as of the date hereof or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by the Majority Participants) other than VMTP Shares issued and sold pursuant to this Agreement or indebtedness for borrowed money of the Issuer, except (i) borrowings for temporary purposes in an amount not to exceed 5% of the assets of the Issuer, which borrowings are repaid within sixty (60) days, (ii) the issuance of senior securities or the incurrence of indebtedness for borrowed money, the proceeds of which will be used for the redemption or repurchase of VMTP Shares and costs incurred in connection therewith, (iii) the Issuer’s previously issued and outstanding AMP Shares (for a period of sixty (60) days after the date of this Agreement), if any, and (iv) as may be otherwise approved or consented to by the Majority Participants, provided that if any such “senior security” is created or incurred by the Issuer it shall not require the approval of the Majority Participants if the Issuer redeems, retires or terminates such “senior security” or otherwise cures such noncompliance within five (5) Business Days of receiving notice of the existence thereof.

(c) The Issuer (i) creating or incurring or suffering to be incurred or to exist any lien on any other funds, accounts or other property held under the Articles of Incorporation or the Articles Supplementary, except as permitted by the Articles of Incorporation or the Articles Supplementary or (ii) except for any lien for the benefit of the Custodian of the Issuer on the assets of the Issuer held by such Custodian or any lien arising by operation of law, pledging any portfolio security to secure any senior securities or other liabilities to be incurred by the Issuer unless the securities pledged pursuant to all such pledges or other security arrangements are valued, for purposes of determining the value of the collateral required to be posted or otherwise provided under all such security arrangements, (x) with respect to pledges to secure senior securities under any tender option bond trust of which the residual floating rate trust certificates will be owned by the Issuer, in an aggregate amount not less than 70% of their aggregate market value at the time of inception of the trust (by references to prices determined by an independent third-party pricing service) and (y) with respect to all other pledges to secure senior securities, in an aggregate amount not less than 70% of their aggregate market value from time to time (by reference to prices determined by an independent third-party pricing service); provided, that the required collateral value (determined in accordance with clause (x) and/or (y) above, as applicable) under such security arrangements shall not exceed the market value of the exposure of each secured party to the credit of the Issuer; and provided further, that it shall not require the approval of the Majority Participants if any such pledge or security interest in violation of the preceding sentence is created or incurred by the Issuer and the Issuer cures such violation within five (5) Business Days of receiving notice of the existence thereof.

 (d) Approval of any amendment, alteration or repeal of any provision of the Articles of Incorporation or the Articles Supplementary, whether by merger, consolidation or otherwise, that would materially and negatively affect any preference, right or power of the VMTP Shares differentially from the rights of the holders of the Common Shares; or

(e) Approval of any action to be taken pursuant to Section 5(c) of the Articles Supplementary.

In addition, if the Board of Directors shall designate a replacement to the S&P Municipal Bond 7 Day High Grade Rate Index pursuant to the definition of SIFMA Municipal Swap Index contained in the Articles Supplementary, the Issuer shall notify the Holders of the VMTP Shares within five (5) Business Days of such designation, and if within thirty (30) days of such notice the Majority Participants shall have objected in writing to the designated replacement, the Board of Directors shall designate a replacement to such index as agreed to between the Issuer and the Majority Participants.  In such event, the replacement index initially approved by the Board of Directors shall be the index in effect for purposes of the Articles Supplementary until a new index has been approved by the Issuer and the Majority Participants.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEUBERGER BERMAN NEW YORK INTERMEDIATE MUNICIPAL FUND INC. By:/s/ Robert Conti Name: Robert Conti Title: CEO and President

BANC OF AMERICA PREFERRED FUNDING CORPORATION By:/s/ Edward Curland Name: Edward Curland Title: Authorized Signatory
BLUE RIDGE INVESTMENTS, L.L.C. By:/s/ Edward Curland Name: Edward Curland Title: Authorized Signatory
SCHEDULE 1

Description of VMTP Shares:	483 Neuberger Berman New York Intermediate Municipal Fund Inc. Variable Rate Municipal Term Preferred Shares, Series A, with a Liquidation Preference of $100,000 per share.

SCHEDULE 2

List of Eligible Sponsors/Managers of Registered Closed-End Management Investment Companies, the Shares of which are Traded on a National Securities Exchange, and Registered Open-End Management Investment Companies that Invest Primarily in Municipal Obligations

1) Aberdeen Investment Management Inc.
2) AllianceBernstein, L.P.
3) American Century Investment Management, Inc.
4) BMO Harris Financial Advisors, Inc.
5) The Dreyfus Corporation
6) BlackRock Advisors, LLC
7) Capital Research and Management Company
8) Charles Schwab Investment Management, Inc.
9) Columbia Management Investment Advisors, LLC
10) Cutwater Asset Management Corp.
11) Delaware Management Business Trust
12) Deutsche Investment Management Americas Inc.
13) Eaton Vance Management
14) Federated Investment Management Company
16) Fidelity Management & Research Company
17) First Investors Management Company, Inc.
18) Franklin Advisers, Inc.
19) GE Asset Management Incorporated
20) Goldman Sachs Asset Management, L.P.
21) Invesco Advisers Inc.
22) John Hancock Advisers, LLC
23) J.P. Morgan Investment Management Inc.
24) Lord Abbett & Co. LLC
25) MacKay Shields LLC
26) Massachusetts Financial Services Company
27) Morgan Stanley Investment Management Inc.
28) McDonnell Investment Management, LLC
30) Northern Trust Investments, Inc.
31) Nuveen Fund Advisors, LLC
32) OFI Global Asset Management, Inc.
33) Payden & Rygel
34) Pacific Investment Management Company LLC
35) Principal Management Corporation
36) Prudential Investment Management, Inc.
37) Putnam Investment Management, LLC
38) Silvercrest Asset Management Group, LLC
39) Sit Investment Associates, Inc.
40) T Rowe Price Associate, Inc.
41) UBS Global Asset Management (Americas) Inc.
42) The Vanguard Group, Inc.
43) Waddell & Reed, Inc.
44) Western Asset Management Company
45) Wells Capital Management Incorporated
EXHIBIT A

FORMS OF OPINIONS OF COUNSEL FOR THE ISSUER

EXHIBIT A-1

FORM OF CORPORATE AND 1940 ACT OPINION

[ON FILE]

EXHIBIT A-2

FORM OF TAX OPINION

[ON FILE]

EXHIBIT B

ELIGIBLE ASSETS

On the Effective Date and at all times thereafter that the VMTP Purchase Agreement is outstanding:

1.	All assets in the Issuer consist of “Eligible Assets,” defined to consist only of the following as of the time of investment:

A.	Debt obligations

i.           “Municipal securities,” defined as obligations of a state, the District of Columbia, U.S. territory, 501(c)(3) organization or political subdivision thereof and include general obligations, limited obligation bonds, revenue bonds and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986 issued by or on behalf of any state, the District of Columbia, U.S. territory or political subdivision thereof, including any municipal corporate instrumentality of one or more states, or any public agency or authority of any state, the District of Columbia, U.S. territory or political subdivision of thereof.  The purchase of any municipal security will be based upon the Adviser’s assessment of an asset’s relative value in terms of current yield, price, credit quality and future prospects; and the Adviser will monitor the creditworthiness of the Issuer’s portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets.  Eligible Assets shall include any municipal securities that at the time of purchase are distressed but paying scheduled principal and interest and that at the time of purchase are in payment default but, in the sole judgment of the Adviser, are expected to produce payments of principal and interest whose present value exceeds the purchase price.

ii.  Debt obligations of the United States.

iii.  Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. government.

iv.  Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

v.  Debt obligations of the Federal Home Loan Banks.

vi.  Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

vii.  Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

viii.  Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.

ix.  Debt obligations that are additionally secured by insurance, bank credit agreements, or escrow accounts.

x.  Certificates of deposit, time deposits and bankers’ acceptances.

xi.  Non-appropriation lease obligations of installment purchase contract obligations of municipal authorities or entities of comparable quality to securities that are rated investment grade.

xii.  Debt obligations of issuers other than those specified in (i) through (xi) above that are rated in one of the four highest rating categories by two or more NRSROs, or by one NRSRO if the security has been rated by only one NRSRO, or otherwise based on the Issuer’s internal credit due diligence, and that are “marketable.”  For these purposes, an obligation is “marketable” if:

•	it is registered under the Securities Act;

•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value.

xiv.           Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a “tender option bond structure”) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.

The bonds, notes and other debt securities referenced in (A) above shall be defined as Eligible Assets.  An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

•	it provides for repayment of principal and interest in any form, including fixed and floating rate, zero interest, capital appreciation, discount, leases and payment in kind; or

•	it is for long-term or short-term financing purposes.

B.	Derivatives

i.	Interest rate derivatives;

ii.	Swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or

iii.	Credit default swaps.

C.	Other Assets

i.
Shares of other investment companies (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the affirmative representation of that investment company’s adviser.

ii.	Cash.

iii.	Repurchase agreements on assets described in A above.

iv.
Taxable fixed-income securities, for the purpose of acquiring control of an issuer whose municipal bonds (a) the Issuer already owns and (b) have deteriorated or are expected shortly to deteriorate that such investment should enable the Issuer to better maximize its existing investment in such issuer, provided that the Issuer may invest no more than 0.5% of its total assets in such securities.

D.	Other assets, upon written agreement of all holders of the VMTP Shares (“Holders”) that such assets are eligible for purchase by the Holders.

2.
The Issuer shall provide, (i) within fifteen (15) Business Days of the last day of each month, a fact sheet including the information set forth in Exhibit D to this Agreement, prepared on a basis substantially consistent with the periodic information the Adviser prepares for other closed-end funds and reasonably acceptable to the Purchasers; and (ii) within fifteen (15) Business Days of the last day of each month, a calculation of the Effective Leverage Ratio and the Minimum Asset Coverage Ratio of the Issuer as of the last day of each month since the date of the last report issued pursuant to this subclause (ii); and upon the failure of the Issuer to maintain Minimum Asset Coverage Ratio as provided in Section 6(a) of the Articles Supplementary or the Effective Leverage Ratio as required by Section 6(c) of the Articles Supplementary, notice of such failure as soon as possible.  Prior to any registration of the VMTP Shares, Series A under the Securities Act, a permitted transferee of such VMTP Shares will have the right to receive such information upon satisfying certain conditions.

3.
The Issuer has instituted policies and procedures that it believes are sufficient to ensure that the Issuer’s investment manager invests the Issuer’s assets in a manner that complies with the representations, warranties and covenants contained in this Exhibit to the Agreement.

4.
The Issuer will, upon request, provide the Holder(s) and its internal and external auditors and inspectors as the Holder(s) may from time to time designate, with all reasonable assistance and access to information and records of the Issuer relevant to the Issuer’s compliance with and performance of the representations, warranties and covenants contained in this Exhibit to the Agreement, but only for the purposes of internal and external audit.

EXHIBIT C

TRANSFEREE CERTIFICATE

Neuberger Berman New York Intermediate Municipal Fund Inc.

605 Third Avenue

New York, NY 10158

Attention: General Counsel, Closed-End Funds

Ladies and Gentlemen:

Reference is hereby made to the VMTP Purchase Agreement (the “Purchase Agreement”), dated as of July 2, 2014, as may be amended from time to time, between Neuberger Berman New York Intermediate Municipal Fund Inc., a closedend management investment company organized as a Maryland corporation (the “Fund”) and Banc of America Preferred Funding Corporation, a Delaware corporation, including its successors by merger or operation (the “Transferor”). Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

In connection with the proposed sale by the Transferor of _____________ VMTP Shares (the “Transferred Shares”) to the undersigned transferee (the “Transferee”), the undersigned agrees and acknowledges, on its own behalf, and makes the representations and warranties, on its own behalf, as set forth in this certificate (this “Transferee Certificate”) to the Fund and the Transferor:

1. The Transferee certifies to one of the following (check a box):

  is a “qualified institutional buyer” (a “QIB”) (as defined in Rule 144A under the Securities Act or any successor provision) (“Rule 144A”) that is a (1) registered closed-end management investment company, the shares of which are traded on a national securities exchange, or a registered open-end management investment company, which investment company is (a) either sponsored or managed by an entity listed on Schedule 2 to the Purchase Agreement, or any other entity controlled by, controlling or under common control with an entity listed on Schedule 2 to the Purchase Agreement and (b) invests primarily in municipal obligations (a “Registered Investment Company”), (2) bank or an entity that is a 100% direct or indirect subsidiary of a bank’s publicly traded parent holding company (a “Bank”) or (3) insurance company, in each case, to which any offer and sale is being made pursuant to Rule 144A or another available exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act;

  it is a tender option bond trust that is not a covered fund under Section 13 of the Bank Holding Company Act of 1956, as amended, in which all investors are QIBs that are Registered Investment Companies, Banks or insurance companies; or

  is a person which the Fund has consented in writing to permit to be the holder of the Transferred Shares.

2. The Transferee certifies that it (check a box):

  is not a Neuberger Person that after such sale and transfer, would own more than 20% of the Outstanding VMTP Shares; or

  has received the prior written consent of the Fund and the holder(s) of more than 50% of the Outstanding VMTP Shares.

3. The Transferee understands and acknowledges that the Transferred Shares are “restricted securities” and have not been registered under the Securities Act or any other applicable securities law, are being offered for sale pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering with the meaning of Section 4(a)(2) of the Securities Act, and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in this Transferee Certificate.

4. The Transferee is purchasing the Transferred Shares for its own account for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirements of law that the disposition of its property be at all times within its or their control and subject to its or their ability to resell such securities pursuant to Rule 144A or any exemption from registration available under the Securities Act.

5. The Transferee agrees on its own behalf and on behalf of each subsequent holder or owner of the Transferred Shares by its acceptance thereof will agree to offer, sell or otherwise transfer the Transferred Shares only to (A)(i) Persons such Transferee reasonably believes are QIBs that are (1) Registered Investment Companies, (2) Banks or (3) insurance companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts in which all investors are Persons such Transferee reasonably believes are QIBS that are Banks or insurance companies, or (iii) other investors which the Fund has consented in writing to permit to be a holder of the Transferred Shares and (B) unless the prior written consent of the Issuer and the holder(s) of more than 50% of the Outstanding VMTP Shares has been obtained, is not a Neuberger Person, if such Neuberger Person would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares.

6. The Transferee acknowledges that the VMTP Shares were issued in book-entry form and (unless sold to the public in an underwritten offering of the VMTP Shares pursuant to a registration statement filed under the Securities Act) are deemed to contain a legend substantially to the following effect:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY (1)(I) TO PERSONS THAT IT REASONABLY BELIEVES ARE QUALIFIED INSTITUTIONAL BUYERS (“QIBS”) THAT ARE (A) REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANIES, THE SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, AND REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANIES, IN EACH CASE THAT (X) ARE EITHER SPONSORED OR MANAGED BY AN ENTITY LISTED ON SCHEDULE 2 TO THE PURCHASE AGREEMENT OR ANY OTHER ENTITY THAT IS CONTROLLED BY, CONTROLLING OR UNDER COMMON CONTROL WITH AN ENTITY LISTED ON SCHEDULE 2 TO THE PURCHASE AGREEMENT AND (Y) INVEST PRIMARILY IN MUNICIPAL OBLIGATIONS (EACH, A “REGISTERED INVESTMENT COMPANY”); (B) BANKS OR ENTITIES THAT ARE 100% DIRECT OR INDIRECT SUBSIDIARIES OF BANKS’ PUBLICLY TRADED PARENT HOLDING COMPANIES (COLLECTIVELY, “BANKS”); OR (C) INSURANCE COMPANIES, IN EACH CASE, PURSUANT TO RULE 144A OR ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, IN A MANNER NOT INVOLVING ANY PUBLIC OFFERING WITHIN THE MEANING OF SECTION 4(A)(2) OF THE SECURITIES ACT, (II) TO TENDER OPTION BOND TRUSTS THAT ARE NOT COVERED FUNDS UNDER SECTION 13 OF THE BANK HOLDING COMPANY ACT OF 1956, AS AMENDED, IN WHICH ALL INVESTORS ARE PERSONS THAT SUCH PURCHASER REASONABLY BELIEVES ARE QIBS THAT ARE REGISTERED INVESTMENT COMPANIES, BANKS OR INSURANCE COMPANIES (OR, IN THE CASE OF A TENDER OPTION BOND TRUST IN WHICH AN AFFILIATE OF THE PURCHASER RETAINS A RESIDUAL INTEREST, AN AFFILIATE OF THE PURCHASER THAT IS A WHOLLY OWNED DIRECT OR INDIRECT SUBSIDIARY OF BANK OF AMERICA CORPORATION) OR (III) TO OTHER INVESTORS WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER AND (2) UNLESS THE PRIOR WRITTEN CONSENT OF THE ISSUER AND THE MAJORITY PARTICIPANTS HAS BEEN OBTAINED, NOT TO NEUBERGER PERSONS IF SUCH NEUBERGER PERSONS WOULD, AFTER SUCH SALE AND TRANSFER, OWN MORE THAN 20% OF THE OUTSTANDING VMTP SHARES.

7. The Transferee has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transferred Shares, and has so evaluated the merits and risks of such investment.  The Transferee is able to bear the economic risk of an investment in the Transferred Shares and, at the present time, is able to afford a complete loss of such investment.

8. The Transferee is not purchasing the Transferred Shares as a result of any advertisement, notice or other communication regarding the Transferred Shares published in, nor was it offered the Transferred Shares by, any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to its knowledge, any other general solicitation or general advertisement.

9. Other than consummating the purchase of the Transferred Shares, the Transferee has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Transferee, executed any other purchases of securities of the Issuer which may be integrated with the proposed purchase of the Transferred Shares by the Transferee.

10. The Transferee acknowledges that it has received a copy of the Purchase Agreement and Appendices thereto and agrees to abide by any obligations therein binding on a transferee of the VMTP Shares and the confidentiality obligations therein with respect to information relating to the Fund as if it were the Transferor.

11. The Transferee acknowledges that it has received a copy of the Registration Rights Agreement and agrees to abide by any obligations therein binding on a transferee of the VMTP Shares.

The Transferee acknowledges that, in the event that the Transferor transfers, in accordance with Section 2.1(b) of the Purchase Agreement, VMTP Shares to a tender option bond trust in which the Transferor retains a residual interest and, subject to Section 2.1(c) of the Purchase Agreement, for so long as no event has occurred that results in the termination of such tender option bond trust, for purposes of each of the Applicable Sections that requires, permits or provides for (i) notice or the delivery of information to or (ii) voting of the VMTP Shares or the giving of any consent by or (iii) payment of fees, in each case, to the Transferor or the Majority Participants, the Transferor, and not such tender option bond trust, shall be deemed to be the actual owner of such VMTP Shares.

12. The Transferee acknowledges that it has been given the opportunity to obtain from the Fund the information referred to in Rule 144A(d)(4) under the Securities Act, and has either declined such opportunity or has received such information and has had access to and has reviewed all information, documents and records that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Transferred Shares and that the Transferee understands the risk and other considerations relating to such investment.

13. The Transferee acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the Transferred Shares.  The Transferee understands that any materials presented to the Transferee in connection with the purchase and sale of the Transferred Shares does not constitute legal, tax or investment advice from the Fund.  The Transferee has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the purchase of the Transferred Shares.

14. The Transferee acknowledges that each of the Transferor and the Fund and their respective affiliates and others will rely on the acknowledgments, representations and warranties contained in this Transferee’s Certificate as a basis for exemption of the sale of the Transferred Shares under the Securities Act, under the securities laws of all applicable states, and for other purposes.  The Transferee agrees to promptly notify the Fund and the Transferor if any of the acknowledgments, representations or warranties set forth herein are no longer accurate.

15. If the Transferee is acquiring the Transferred Shares as a fiduciary or agent for one or more investor accounts, it represents that it has investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account.

16. This Transferee’s Certificate shall be governed by and construed in accordance with the laws of the State of New York.

17. The Transferee agrees to provide, together with this completed and signed Transferee’s Certificate, a completed and signed Internal Revenue Service Form W-9, Form W-8 or successor form, as applicable.

[Signature Page Follows.]

The undersigned has provided a completed and signed Internal Revenue Service Form W-9, Form W-8 or successor form, as applicable, and has caused this Transferee’s Certificate to be executed by its duly authorized representative as of the date set forth below.

Date:
Name of Transferee (use exact name in which Transferred Shares are to be registered):

Authorized Signature

Print Name and Title

Address of Transferee for Registration of
Transferred Shares:

Transferee’s taxpayer identification number:

EXHIBIT D

INFORMATION TO BE PROVIDED BY THE ISSUER

Reporting as of:

TOB Floaters:  $

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